Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FOURTH QUARTER AND TWELVE-MONTH RESULTS FOR FISCAL YEAR 2008

Plymouth, Michigan, August 27, 2008 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $72.5 million and net income of $995,000, or $0.11 per diluted share, for the fiscal year ended June 30, 2008. This compares to net sales of $62.3 million and net income of $1.5 million, or $0.17 per diluted share, for the fiscal year ended June 30, 2007. For the fourth quarter ended June 30, 2008, the Company reported net sales of $17.5 million and net income of $525,000, or $0.06 per diluted share. Net sales were $23.4 million and net income was $2.3 million, or $0.26 per diluted share, for the fourth quarter ended June 30, 2007. Operating income increased to $2.0 million in fiscal year 2008 from $1.9 million in fiscal year 2007. Net income for the year was negatively affected by a non-operating, $2.6 million impairment charge in the second quarter of fiscal year 2008 related to an investment in an auction rate security and was positively impacted by a $619,000 tax credit in the fourth quarter.

Fiscal year 2008 sales increased $10.2 million (+16.4%) over fiscal year 2007. The increase was due to a sales increase of $13.4 million in Technology Products, partially offset by a $3.2 million decline in Automated Systems sales. While the increase in Technology Products sales was largely from the Company’s commercial products, sales also increased due to the Company’s WheelWorks®, ScanWorks®, and ScanTrak products. The year-over-year Automated Systems sales decline occurred in Europe and North America, partially offset by a sales increase in Asia. Fourth quarter sales declined $5.9 million from the same period one year ago. Automated Systems sales declined by $4.6 million from $13.8 million to $9.2 million. Technology Products sales declined by $1.3 million from $9.6 million to $8.3 million. Fourth quarter sales of $23.4 million in fiscal year 2007 represented a record quarter for the Company and primarily resulted from the delivery dates of certain Automated Systems orders being moved by customers from the first quarter of fiscal year 2008 into the fourth quarter of fiscal year 2007 and the fact that the distribution channels for the new commercial product were in the process of being filled at that time.

The gross margin was 42.1% of sales in fiscal year 2008 compared to 43.4% in fiscal year 2007. The gross margin was 37.8% in the fourth quarter of fiscal year 2008 compared with 45.9% in the fourth quarter one year ago. The decline in the gross margin percentage for the year was principally due to lower margins in Automated Systems on lower revenue and the increase in sales of Technology Products which generally have lower margins than those in Automated Systems products. The decline for the fourth quarter was due to having lower revenue with relatively fixed costs for labor and services in Automated Systems and production start-up costs in Technology Products associated with the new product introduced in the quarter.

Selling, general and administrative (SG&A) expense was $19.9 million in fiscal year 2008, compared to $17.3 million in fiscal year 2007 (+15.5%). There were several factors that caused the increase in costs year over year. During the first three quarters of 2008, the company incurred certain SG&A costs that are not expected to be incurred in FY 2009 or will be incurred at lower levels. Fiscal year 2008 was also the first full year of sales activities related to commercial products. Overall, the principal reasons for the year over year increase were: costs related to the retirement of a corporate executive in the third quarter that is not expected to repeat in fiscal year 2009; professional fees related to the project to comply with the requirements of the Sarbanes Oxley Act of 2002 relating to internal controls over financial reporting that are expected to be at lower levels in the future; salaries, taxes and benefits for additional personnel in the high growth areas of Automated Systems in Asia and Technology Products; sales promotions and advertising costs in Technology Products; and legal fees. SG&A expense in the fourth quarter of fiscal year 2008 was $5.1 million compared to $5.0 million in the fourth quarter of fiscal year 2007 (+2.7%).

47827 Halyard Drive    •    Plymouth, Michigan 48170    •    Phone 734-414-6100    •    Fax 734-414-4700

August 27, 2008

Engineering, research and development expenses of $8.6 million in fiscal year 2008 were approximately $700,000 higher than in fiscal year 2007 due to higher salary, taxes and benefits, engineering materials, and travel for Technology Products. Those increases were partially offset by lower engineering costs in Automated Systems.

The increase in interest income for the fourth quarter and full year of fiscal year 2008 compared with fiscal year 2007 was principally due to higher average investment balances during fiscal year 2008.

During the fourth quarter of fiscal year 2008 the Company recorded a $619,000 reduction in income tax expense. The tax benefit related to a reduction in the Company’s valuation reserve against its research and engineering tax credits. The Company believes, due to expected growth and profitability, that it is more likely than not that the portion of its deferred tax assets that had previously been fully reserved will be realized.

The Company’s balance sheet remains strong. During fiscal year 2008, cash and cash equivalents increased by $11.3 million over the balance at June 30, 2007. The Company had no debt and shareholders’ equity was $59.9 million, or $6.58 per diluted share, as of June 30, 2008.

The Company had new order bookings of $75.0 million during fiscal year 2008 compared with $66.4 million in fiscal year 2007. Automated Systems bookings increased to $43.4 million in fiscal year 2008 from $38.6 million in fiscal year 2007. Technology Products bookings increased to $31.6 million from $27.8 million. New order bookings during the fourth quarter of fiscal year 2008 were $19.3 million compared with $19.7 million for the fourth quarter of fiscal year 2007. The bookings in the fourth quarter of fiscal 2007 included orders to initially fill the distribution channel for the new commercial product. Automated Systems bookings increased $1.8 million to $11.3 million while Technology Products bookings declined by $2.2 million to $8.0 million. The rate of new orders in Technology Products is expected to increase in fiscal year 2009 as a result of the introduction of new products and the introduction of commercial products into new markets. The Company's backlog rose to $25.4 million as of June 30, 2008 compared with $23.0 million at June 30, 2007. The backlog for Automated Systems increased to $17.4 million from $13.2 million while the backlog for Technology Products declined to $8.0 million from $9.8 million.

Harry T. Rittenour, President and CEO, commented, “The 2008 fiscal year was challenging for us given the ongoing turbulent economic conditions in the North American automotive market and the delays we experienced in the ramp-up of new products in our Technology Products segment. While we expect this turbulence in the automotive markets to continue in our fiscal year 2009, there are opportunities for us as the domestic OEMs shift production from current models to new models that are more economical to operate. We are working closely with them as they make those transitions. We believe the increase in our backlog for Automated Systems is beginning to reflect this shift.

“We have new commercial products that we anticipate will begin to ship in the first quarter of fiscal year 2009,” Mr. Rittenour continued. “As is true with most new products, we anticipate we will begin to ramp up production during the quarter. As a result, and as we have experienced in the past, the first quarter’s sales of the new products will likely be at lower levels than in subsequent quarters. The market acceptance of Snap-on’s BK5500 that we began to ship in May has been excellent. The early signs are that the product will be very successful in the mechanics marketplace. We also plan to begin shipping new Automated Systems products in the first half of fiscal year 2009 that will improve the functionality and performance of our systems. These will help us to compete as we continue to address the soft automotive markets that we expect to see in North America and Europe. We expect sales in North America and Europe in fiscal year 2009 to be below fiscal year 2008 levels. Sales in Asia are expected to continue to grow in fiscal year 2009 and offset the decline in North America and Europe.

Mr. Rittenour added, “During fiscal year 2008, we continued to invest for future growth, principally in the development and sale of new commercial products and in personnel for new geographic growth opportunities for automotive in Asia and parts of Europe. Our earlier investments in Asia began to show tangible results in fiscal year 2008 and we expect continued sales growth from these investments in fiscal year 2009. The Company has determined that Asia continues to represent an important opportunity for sales growth in automotive, and as a result, we expect to expand into India and add additional resources in Asia during fiscal year 2009. We also expect to continue investing in the development of new commercial products.

August 27, 2008

Overall, we expect to continue double digit revenue growth in fiscal year 2009 along with a significant increase in operating income. We are excited about all of our new products and investments and the long term returns we expect they will bring our Company and its shareholders,” reported Mr. Rittenour.

Perceptron, Inc. will hold a conference call/webcast chaired by Harry Rittenour, President and CEO on Thursday, August 28, 2008 at 10:00 a.m. (EDT). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=51112 or by dialing 877 723-9511 (domestic callers) or 719 325-4745 (international callers) and using the conference ID number 2031164. If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 p.m. on August 28, 2008. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode 2031164. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 250 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

August 27, 2008

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal year 2009 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of and revenue and net income increases from new products which the Company has recently introduced or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal year 2007, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the level of advertising and promotion undertaken by the Company, its partners, and their competitors for new products, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's Automated Systems products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because Automated Systems products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. The products in the Company’s Technology Products segment are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the products in the Company’s Technology Products segment require short lead times from firm order to delivery, the Company purchases long lead time components before firm orders are in hand. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

August 27, 2008

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Sales	$17,526	$23,354	$72,512	$62,252
Cost of Sales	10,905	12,644	42,011	35,252
Gross Profit	6,621	10,710	30,501	27,000
Selling, General and Administrative Expense	5,112	4,978	19,945	17,262
Engineering, Research and Development Expense	2,044	2,198	8,576	7,885
Operating Income (Loss)	(535)	3,534	1,980	1,853
Interest Income, net	218	191	1,029	958
Foreign Currency and Other	(99)	(47)	339	(65)
Impariment on Long-term Investment	-	-	(2,614)	-
Income (Loss) Before Income Taxes	(416)	3,678	734	2,746
Income Tax Expense (Benefit)	(941)	1,405	(261)	1,287
Net Income	$525	$2,273	$995	$1,459

Earnings (Loss) Per Share
Basic	$0.06	$0.28	$0.12	$0.18
Diluted	$0.06	$0.26	$0.11	$0.17

Weighted Average Common Shares Outstanding
Basic	8,799	8,026	8,490	8,114
Diluted	9,102	8,647	8,982	8,761

Condensed Balance Sheets		June 30,	June 30,
		2008	2007
Cash and Cash Equivalents		$22,157	$10,878
Short-term Investments		-	6,300
Receivables, net		22,390	24,944
Inventories, net		8,285	7,625
Other Current Assets		6,970	4,268
Total Current Assets		59,802	54,015

Property and Equipment, net		7,261	7,057
Long-term Investments		3,104	-
Other Non-Current Assets, net		4,261	4,384
Total Non-Current Assets		14,626	11,441

Total Assets		$74,428	$65,456

Current Liabilities		$14,569	$11,651
Shareholders' Equity		59,859	53,805
Total Liabilities and Shareholders' Equity		$74,428	$65,456